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For Immediate Release                           For More Information, contact:
Date: September 20, 1996                        Lane Ward, President and
                                                Chief Executive Officer
                                                at (713)342-5571


                       FORT BEND HOLDING CORP. ANNOUNCES
                           STOCK REPURCHASE PROGRAM

ROSENBERG, TEXAS, September 20, 1996 - Fort Bend Holding Corp. (Nasdaq - FBHC), holding company for Fort Bend Federal Savings and Loan Association of Rosenberg, announced its intention today to repurchase up to 5% of its outstanding shares, or approximately 40,960 shares, in the open market, commencing on or after September 25, 1996. The number of shares to be purchased and the price to be paid will depend upon the availability of shares and the prevailing market prices and other considerations which may, in the opinion of the Board of Directors or management, affect the advisability of purchasing FBHC shares.

Lane Ward, President and Chief Executive Officer, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Corporation's common stock and the strong capital position of the Corporation and its subsidiary, Fort Bend Federal Savings and Loan Association of Rosenberg. Ward stated that the Board of Directors determined that the repurchase of shares in the open market was in the best interest of FBHC and its shareholders.

Since the company completed its conversion to a publicly-owned stock company on June 30, 1993 at $10.00 per share, the stock has traded between $10.375 and $20.25 closing at $17.25 on September 20, 1996. At June 30, 1996 the Corporation had $254.7 million in assets and stockholders' equity of $18.0 million. The Book Value per share at June 30, 1996 was $21.98. On that date, the Corporation had 819,198 shares outstanding which are quoted on the Nasdaq System under the symbol "FBHC"

Contact: Lane Ward, President and Chief Executive Officer, of Fort Bend Holding Corp. (713)342-5571